Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 13, 2011
Registration Statement No. 333-173202

NEW ISSUE $1.48Bil HAROT 2011-3 (Retail Auto Loans)
JOINT BOOKS: JPM(Struc Lead),CITI
CO-MGRS: BarCap,BOA,GS,Mizuho,Wells              100% POT

CLS	AMT(mm)	M/F	WAL	L.FINAL	BENCH	%	COU	$
A1	418.000	P-1/F1+	0.35	10/12	IL-8	0.39833	0.39833	100.00
A2	492.000	Aaa/AAA	1.10	04/14	EDSF+9	0.677	0.67%	99.99337
A3	435.000	Aaa/AAA	2.20	09/15	IS+20	0.886	0.88%	99.99048
A4	138.900	Aaa/AAA	3.08	12/17	IS+32	1.176	1.17%	99.99055

PRICING SPEED	:	1.30% ABS @ 10% CLEAN-UP CALL
EXPECTED PRICING	:	Pxd
EXPECTED SETTLE	:	10/21/11
REGISTRATION	:	PUBLIC
ERISA ELIGIBLE	:	YES
BLOOMBERG TICKER	:	HAROT 11-3
BILL & DELIVER	:	J.P. MORGAN

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.